GMX RESOURCES INC.
FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT:

Ken L. Kenworthy, Sr.	Ken L. Kenworthy, Jr.
Executive V. P., CFO	President, CEO
405.600.0711 x16	405.600.0711 x11

GMX RESOURCES INC. Announces Preliminary Growth of 58% YE06 Proved Reserve Growth; 80% 4Q06 and 100% YE06 Production Growth; Operational Update; and Hedging Activities

Oklahoma City, Oklahoma, Thursday, January 25, 2007 GMX RESOURCES INC., NASDAQ GM: ‘GMXR’; (visit www.gmxresources.com to view the most recent power point presentation and for more information on the Company). GMXR announces that preliminary year end 2006 proved reserves are approximately 256 BCFE subject to final review and adjustment by Sproule & Associates, an increase of 94 BCFE which is 58% higher than 162 BCFE year end 2005 proved reserves. Reserve growth in 2006 resulted primarily from GMXR’s development of our Carthage, North Cotton Valley Field, which is 94% natural gas. Proved developed reserves represented approximately 30% of total reserves. This preliminary reserve report has been prepared by our independent petroleum engineer consultants. The company’s reserve life is 41 years based on current annualized production. 2006 capital expenditures were $131 million which includes $15 million for its owned drilling rigs. “Preliminary finding and development costs for 2006 were approximately $1.39 per Mcfe. Excluding the capital costs of our two owned drilling rigs of $15 million in 2006, the finding and development costs were $1.23 per Mcfe. In 2005, our finding and development costs excluding rig capital costs were $1.59 per Mcfe. The actual cost savings of $.37 per Mcfe year over year are estimated to be 23% lower than 2005 due to our rig ownership,” stated Ken L. Kenworthy, Executive Vice President and Chief Financial Officer of GMXR.

Our 4Q06 production was 1.4 Bcfe compared to 0.846 Bcfe for the 4Q05, an increase of 63%. Company guidance for the 4Q06 was 1.5 Bcfe. Company guidance for 1Q07 production is 1.6 Bcfe. Actual production for 2006 was 4.3 Bcfe compared to Company guidance of 4.4 Bcfe. Company guidance is 8.6 Bcfe for year 2007. Natural gas prices for the 4Q06 averaged $6.50 per Mcf compared to $10.30 per Mcf in the 4Q05. Oil sales prices averaged $63.22 per barrel for the 4Q06 compared to $57.39 per barrel during the 4Q05.

Capital expenditures for the 4Q06 were $49 million and the year 2006 were $131 million compared to 4Q05 of $23 million and year 2005 of $40 million. The $49 million consists of $7 million, which are non-recurring expenses. Planned capital expenditures for 2007 currently range from $145 million to $200 million, depending on when Rig #9 arrives and the extent of 2007 horizontal drilling, which will be determined when current horizontal wells are completed and production is stabilized.

Because of slightly reduced production and nominally higher expenses in the 4Q06, earnings per share may be slightly below consensus estimates.

Operational and Joint Development Update:

2006 & 2007 Planned Activity North Carthage Area

Seven rigs are currently drilling vertical UCV and Travis Peak wells in the Area. 2006 began with four rigs and 65 gross wells/35 net wells were drilled during the year. 2007 began with eight drilling rigs and 122 gross wells/76 net wells are planned for the coming year, covered above predominately for vertical Upper Cotton Valley and Travis Peak wells and building their production facilities. The Baldwin 5H, our first horizontal well in the UCV, has been producing for 27 full days (24 hrs) and is currently producing 1.55 mmcfgpd. The well is declining at a much slower rate than typical vertical wells. The Cadenhead 6H fracture treatments began this week and will take several days to complete. Our completion plans for the Cadenhead 9H will be mid February, 2007 and will also take several days to complete. Each well will be given 14 days to clean up before a production rates will be made public by press releases. Two to four more UCV and LCV horizontal wells are planned for 2007 in our JV 50% & 30% Areas. Our subsidiary, Diamond Blue Drilling has nearly assembled Rig #9 in our Marshall, Texas yard, and it should be ready in 1H07. Penn Virginia Oil & Gas, L.P. (PVOG), a subsidiary of Penn Virginia Corporation (NYSE: PVA), third flex rig, in our JV Area, from Grey Wolf #102 is rigging up and is activated in the JV50% Area.

“Production growth, reserve growth, drilling rig additions, more Upper Cotton Valley Sand ‘pay sands’, down spacing, Travis Peak ‘twins’ and horizontal UCV & LCV wells will be our catalysts this year. We expect our drilling rhythm and focus for this year to lead to continued and meaningful valuation growth. ” stated Ken Kenworthy, Jr., Chief Executive Officer of GMXR.

Natural Gas Hedges:

The Company has an $8 hedge, Houston Ship Channel (more closely aligned with our cash prices), of 100,000 Mmbtu per month through July, 2007 and has recently added a $7.46 hedge, Houston Ship Channel, of 200,000 Mmbtu per month through December, 2008. The current hedges are about 9 mmcfgpd, which represent about 60% of 4Q06 production. As a result of the Company’s hedging activities, the Company recognized $611,500 of un-audited additional oil and gas sales for the three months ended December 31, 2006. We are continuing to watch for additional hedging opportunities which could lead to more hedges for the next two years.

GMX RESOURCES INC. is a rapidly growing, E & P company with high quality unconventional gas resources, currently drilling two horizontal and five vertical wells in its Cotton Valley (CV) Gas Resource Play on the Sabine Uplift; Carthage North Field, East Texas, Panola & Harrison County, developing its Upper CV “Tight Gas Sands” and Lower CV Bossier “Gas Shales”, also containing Travis Peak/Hosston Sands & Pettit Sands and Limes. These key resource layers provide repeatable organic growth for the company; Core Area 99% of NAV; 94% Natural Gas. GMXR has 28,973 gross / 15,268 net acres in LCV layers; 724 gross / 431 net CVS 40 acre locations; 5 Yrs of 40 acre development with 7-9 Rigs, 11 Yrs of 20 acre vertical development. Headquartered in Oklahoma City, Oklahoma, GMXR has interests in 169 gross/ 97.12 net producing wells and operates 60% of its reserves. 52 week high and low price range $50.50 - $25.17; Average Daily Volume last 90 trading days - 283,544 shares; Common Stock Outstanding - 11,267,217 shares; Institutional Ownership approximately 73%; Management maintains 21% equity stake. The Company's strategy is to develop its resource play with multiple rigs, increase production, grow its natural gas reserves and continue to build shareholder value.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the company’s financing plans and objectives, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the company’s properties and potential reserve and production levels. These statements are based on certain assumptions and analysis made by the company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the company’s properties. Such statements are subject to a number of risks, including but not limited to commodity price risks, drilling and production risks, risks relating to the company’s ability to obtain financing for its planned activities, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the company. Reference is made to the company’s reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.

(1) The Company's finding and development costs are calculated by dividing the costs incurred in exploration and development activity in 2006 by the amount of increase in proved reserve additions during the year. In 2006 the reserve additions included 70% (181 Bcfe) of proved undeveloped reserves and the future development costs necessary to bring these reserves to production are estimated at $261 million which is not included in the finding and development costs for 2006. The Company's measure of finding and development costs may differ from like measures disclosed by other companies.